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                                                                    EXHIBIT 23.2


                      INDEPENDENT AUDITORS' CONSENT


We consent to the use in Amendent No. 2 to the Registration Statement No. 333-27497 of Quality Food Centers, Inc. ("QFC") on Form S-4 of our report dated March 21, 1997, included in the Annual Report on Form 10-K/A dated May 16, 1997 of QFC for the year ended December 28, 1996, and to the use of our report on the financial statements of QFC dated March 21, 1997, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
July 22, 1997